                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  SIMULA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No Filing Fee required.

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                  SIMULA, INC.

        -----------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JUNE 12, 1997
        -----------------------------------------------------------------


         The 1997 Annual Meeting of Shareholders of Simula, Inc. (the "Company") will be held at The Buttes Mountain Resort, 2000 West Westcourt Way, Tempe, Arizona, Thursday, June 12, 1997, at 2:00 p.m., Mountain Standard Time, for the following purposes:

         1.       To vote for the election of eight Directors;

         2. To vote on ratification of the selection of Deloitte & Touche, LLP as the independent public accountants for the Company's fiscal year 1997;

         3. To vote on a proposed amendment to the Company's 1994 Stock Option Plan; and

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         April 11, 1997 has been fixed as the record date for the determination of the Shareholders entitled to notice of, and to vote at, this meeting or any adjournment thereof. The list of Shareholders entitled to vote at this meeting is available at the offices of Simula, Inc., 2700 North Central Avenue, Suite 1000, Phoenix, Arizona 85004 for examination by any Shareholder.


         WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY, WHICH IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THIS MEETING.



                                       By Order of the Board of Directors,

                                       BRADLEY P. FORST
                                       Secretary



Phoenix, Arizona
April 23, 1997

                                  SIMULA, INC.

                            2700 NORTH CENTRAL AVENUE
                                   SUITE 1000
                             PHOENIX, ARIZONA 85004


                         ------------------------------

                                 PROXY STATEMENT
                         ------------------------------


         Proxies in the form enclosed are solicited by the Board of Directors of Simula, Inc. (the "Company") for use at the 1997 Annual Meeting of Shareholders of the Company to be held on June 12, 1997, and any adjournment thereof. The proxy materials were mailed on or about April 23, 1997, to Shareholders of record as of the close of business on April 11, 1997.

PROXIES

         Execution of the enclosed proxy will not in any way affect a Shareholder's right to attend the meeting and vote in person. Shareholders giving proxies may revoke them at any time before they are exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

         The Company will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others who forward proxy materials to beneficial owners of stock. Solicitation by the Company will be by mail, except for any incidental personal solicitation made by Directors, officers and employees of the Company, who will receive no additional compensation therefor.

ANNUAL REPORT

         The Company's Annual Report accompanies this proxy. The Company's Report on Form 10-K with financial statements for the fiscal year ended December 31, 1996, was filed with the United States Securities and Exchange Commission on March 27, 1997. The Form 10-K is not incorporated by reference herein. The Form 10-K and any exhibit will be furnished to any requesting person who sets forth a good faith representation that he or she was a beneficial owner of the Company's Common Stock on April 11, 1997. The fee for furnishing a copy of the report and any exhibit will be $3.00.

VOTING SECURITIES

     As of April 11, 1997, the record date for Shareholders entitled to vote at the meeting, there were 9,022,348 outstanding shares of the Company's Common Stock. Each share of Common Stock is entitled to one vote on each matter to be considered at the Annual Meeting. Cumulative voting for the election of Directors is permitted. A majority of the total number of shares of Common Stock outstanding constitutes a quorum. If a quorum is represented in person or by proxy at the Annual Meeting, the affirmative vote of a majority of the shares will constitute the approval of the Shareholders. Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will be counted as unvoted for purposes of determining approval of any matter. Under the rules of the New York Stock Exchange, if a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter and a "broker non-vote" will have no effect on the voting on the matter. Subject to the foregoing, executed, duly returned proxies will be voted as directed. If no specification is made, shares represented by the proxy will be voted "for" matters presented for consideration.


                     SECURITY OWNERSHIP OF CERTAIN PRINCIPAL
                           SHAREHOLDERS AND MANAGEMENT

         The following table sets forth information with respect to the number of shares of Common Stock of the Company, as of April 11, 1997, beneficially owned by (a) individual Directors; (b) named executive officers; and (c) all Directors and named executive officers of the Company as a group.

                                                                                           SHARES OWNED
          NAME OF BENEFICIAL OWNER                                                 NUMBER (1)      PERCENTAGE (2)
          ------------------------                                              --------------     --------------
         Stanley P. Desjardins(3) ................................................ 3,543,052           39%
         Donald W. Townsend(4) ...................................................   450,000            5%
         Bradley P. Forst(5) .....................................................   151,050            2%
         Sean K. Nolen(6) ........................................................    25,000            *
         James C. Withers(7) .....................................................    24,900            *
         Robert D. Olliver(8) ....................................................    24,922            *
         Scott E. Miller(9) ......................................................    26,050            *
         All Directors and officers
          as a group (nine persons) .............................................. 4,244,974           47%

------------------------
(1) An * indicates ownership of less than 1% of the outstanding Common Stock. The number of shares shown in the table, including the notes thereto, have been rounded to the nearest whole share. Includes, when applicable, shares owned of record by such person's spouse and by other related individuals and entities over whose shares of Common Stock such person has custody, voting control or power of disposition. Also includes shares of Common Stock that the identified person had the right to acquire within 60 days of April 11, 1997 by the exercise of stock options.

(2) The percentages shown include the shares of Common Stock which the person will have the right to acquire within 60 days of April 11, 1997. In calculating the percentage of ownership, all shares of Common Stock which the identified person will have the right to acquire within 60 days of April 11, 1997 upon the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.

(3) The address of Mr. Desjardins and all other beneficial owners is 2700 North Central Avenue, Suite 1000, Phoenix, Arizona 85004.

(4) Includes options to purchase 404,800 shares of Common Stock which are presently exercisable.

(5) Includes options to purchase 150,000 shares of Common Stock which are presently exercisable. Does not include options for 50,000 shares not exercisable before January 1998.

(6) Includes options to purchase 25,000 shares of Common Stock which are presently exercisable. Does not include options for 150,000 shares not exercisable before January 1998.

(7) Includes options to purchase 24,000 shares of Common Stock which are presently exercisable. Does not include options for 1,500 shares not exercisable before January 1998.

(8) Includes options to purchase 21,903 shares of Common Stock which are presently exercisable. Does not include options for 1,500 shares not exercisable before January 1998.

(9) Includes options to purchase 24,000 shares of Common Stock which are presently exercisable. Does not include options for 1,500 shares not exercisable before January 1998.

                                 PROPOSAL NO. 1.
                              ELECTION OF DIRECTORS

         The Articles of Incorporation of the Company provide for a Board of Directors of not less than two nor more than fifteen in number and may be altered as provided in the Company's bylaws. The term of office of all Directors will expire at the 1998 Annual Meeting of Shareholders. Vacancies occurring during a term may be filled by the Company's Board of Directors for the remainder of the full term.

         On February 20, 1997, the Company's Board of Directors nominated Messrs. Stanley P. Desjardins, Donald W. Townsend, Bradley P. Forst, Sean K. Nolen, James C. Withers, Robert D. Olliver, Ian Grant and Scott E. Miller for re-election to the Board of Directors. On February 24, 1997, Mr. Ian Grant resigned from the Board of Directors. On April 1, 1997, the Board nominated Mr. John M. Leinonen to be the newest member of the Board of Directors.

         Pursuant to the provisions of Arizona General Corporation Law, at each election for Directors, every Shareholder entitled to vote at such election has the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are Directors to be elected for whose election he has a right to vote, or to cumulate his votes by giving one candidate as many votes as the number of such Directors multiplied by the number that his shares shall equal, or by distributing such vote on the same principle among any number of such candidates.

         It is intended that the proxies will be voted for the nominees or for a substitute nominee, in the case of any nominee who becomes unavailable, on a pro rata basis among the nominees unless instructions to the contrary are indicated on the accompanying proxy form.

THE BOARD OF DIRECTORS

         The following table sets forth certain information with respect to the individuals who are nominated for election as Directors.

 NAME                               AGE                         POSITION
 ----                               ---                         --------
Stanley P. Desjardins               63          Chairman of the Board of Directors
Donald W. Townsend                  57          President and Director
Bradley P. Forst                    43          Vice President, General Counsel, Secretary and Director
Sean K. Nolen                       34          Vice President of Finance, Treasurer and Director
James C. Withers                    63          Director
Robert D. Olliver                   70          Director
Scott E. Miller                     37          Director
John M. Leinonen                    59          Director

         Stanley P. Desjardins. Mr. Desjardins founded the Company in 1975 and has served as its Chairman since that time. He was President from 1975 until October 1994. Mr. Desjardins pioneered crashworthy seating technology for the United States armed forces and continues to work on technology development as a recognized world expert in the field. He has over 38 years of experience in research and development of aerospace systems and components, including over 29 years in research and development of technology for improving survival in vehicle crashes. Prior to forming the Company, Mr. Desjardins was Manager of Aircraft Safety for a division of Ultrasytems, Inc., where he managed research programs involving the crashworthiness of aircraft seating and restraint systems. From 1958 to 1968, he held various positions in missile programs with Thiokol Chemical Corporation. His work has resulted in several United States patents related to energy-absorption and rocket nozzle design. He is the author or co-author of 26 technical articles related to his research. Mr. Desjardins is a member of the American Helicopter Society, the Survival and Flight Equipment Association, the Arizona Innovation Network, The Center for Aerospace Safety Education, and The Governor's Science and Technology Council (Arizona).

         Donald W. Townsend. Mr. Townsend has served as President since October 1994. He was Executive Vice President from 1989 to 1994, Treasurer and Secretary from 1986 until 1994, and has been a Director since 1989. Prior to joining the Company in 1985, Mr. Townsend was employed by Walled Lake Door Company, a manufacturer of wooden doors, in positions as Vice President of Finance, Chief Financial Officer, Director, and Controller. Mr. Townsend also acted as President of Pulsar Corporation, a research and development company affiliated with Walled Lake Door Company, at the same time as he served as Vice President of Finance for Walled Lake Door Company. Mr. Townsend is a Certified Public Accountant. Mr. Townsend also currently serves on the Board of Directors of Meadow Valley Corporation, a publicly held construction company specializing in highways, bridges and overpasses.

         Bradley P. Forst. Mr. Forst joined the Company as Vice President and General Counsel in early 1995, and became Secretary and a Director in August 1995. Prior to joining the Company, Mr. Forst was engaged in the private practice of law in Phoenix, Arizona, from 1985 to 1995. Included among his clients was the Company, for whom he provided corporate, finance, and securities legal services for a number of years. Prior to entering private practice in Phoenix, Mr. Forst was an attorney in the head office legal department of Shell Oil Company based in Houston, Texas. Mr. Forst received his J.D. from the University of Tulsa College of Law in 1978, and his LL.M. from Columbia University School of Law in New York City in 1981.

         Sean K. Nolen. Mr. Nolen joined the Company as Vice President of Finance, Chief Financial Officer and Treasurer, and as a Director in April 1996. Prior to joining the Company, from 1984 to 1996 Mr. Nolen was employed by Deloitte & Touche LLP, most recently as an Audit Senior Manager, in which capacity Mr. Nolen provided auditing, planning, and other assistance and consultation to numerous privately and publicly held companies, including the Company. Mr. Nolen received his B.S. in Accountancy from Northern Arizona University. Mr. Nolen is a Certified Public Accountant.

         James C. Withers. Mr. Withers has served as a Director of the Company since 1992. Mr. Withers is the Chief Executive Officer of Materials and Electrochemical Research Corporation based in Tucson, Arizona. He has served in that capacity since 1985. From 1986 to 1988, Mr. Withers was President and Chief Executive Officer of Keramont Research Corporation, also based in Tucson, Arizona.

         Robert D. Olliver. Mr. Olliver has served as a Director of the Company since 1992. Mr. Olliver is the Director of Risk Management Services for Acordia of Arizona based in Phoenix, Arizona. Mr. Olliver has over 47 years experience in the insurance business. Mr. Olliver, through his affiliates, has been the general agent for the Company's insurance program since 1987.

         Scott E. Miller. Mr. Miller has served as a Director of the Company since January 1995. Mr. Miller is a Director of Investment Banking of H.D. Brous & Co., Inc. From 1991 to 1994, Mr. Miller was Director of Investment Banking of W.B. McKee Securities, Inc., Phoenix, Arizona, which was the managing underwriter of the Company's initial public offering. From 1987 to 1991, Mr. Miller was the Director of Investments of Bellmar Partners, an investment fund. Mr. Miller also currently serves on the Board of Directors of Meadow Valley Corporation, a publicly held construction company specializing in highways, bridges and overpasses.

         John M. Leinonen. Mr. Leinonen is Vice President, Automotive Business Development, for Failure Analysis Associates, Inc. Failure Analysis is an analytical, testing, and safety engineering services firm based in Menlo Park, California. From 1960 to 1995, Mr. Leinonen was employed by Ford Motor Company, where for over a 22 year period he directed all activities in Ford's automotive safety office, including vehicle safety assurance, safety regulations and planning, and production vehicle safety and compliance. Mr. Leinonen was President of the Society of Automotive Engineers ("SAE") in 1995, and has served six years as a member of SAE's Board of Directors. Mr. Leinonen received his M.S. in Mechanical Engineering from the University of Michigan in 1960 and is a Registered Professional Engineer.

DIRECTOR COMPENSATION

         Directors who are not executive officers receive $5,000 annual cash compensation for their services in that capacity to cover expenses. Directors who are executive officers do not receive such additional compensation for their services as Directors. Outside Directors are also awarded options to purchase 15,000 shares upon commencement of service on the Board and 1,500 additional shares on an annual basis thereafter.

BUSINESS OF THE BOARD OF DIRECTORS

         During the fiscal year ended December 31, 1996, the Company's Board of Directors held six meetings. No director attended fewer than 75% of these meetings.

AUDIT COMMITTEE

         The Company's Audit Committee is comprised of Messrs. Withers, Olliver and Miller, all of whom are independent Directors. The functions of the Audit Committee are to receive reports with respect to loss contingencies, the public disclosure or financial statement notation of which may be legally required; the annual review and examination of those matters that relate to a financial and performance audit of the Company's employee benefit plans; to recommend to the Company's Board of Directors the selection, retention and termination of the Company's independent accountants; to review the professional services, proposed fees and independence of such accountants; and to provide for the periodic review and examination of management performance in selected aspects of corporate responsibility. The Audit Committee held two meetings during the fiscal year ended December 31, 1996.

COMPENSATION COMMITTEE

         The Company's Compensation Committee consists of Messrs. Withers, Olliver and Miller, all of whom are independent (non-employee) Directors. The functions of the Compensation Committee are to review annually the performance of the Chairman and President and other executive officers whose compensation is subject to the review and recommendation by the Committee to the Company's Board of Directors. Additionally, the Compensation Committee's role is to review compensation of outside Directors for service on the Company's Board of Directors and for service on committees of the Company's Board of Directors, and to review the level and extent of applicable benefits provided by the Company with respect to health and medical coverage, stock options and other stock plans and benefits. The Compensation Committee held three meetings during the fiscal year ended December 31, 1996. See "Report Of The Compensation Committee" and "Interlocks and Insider Participation" in the following sections.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires each director and executive officer of the Company, and each person who owns more than ten percent (10%) of a registered class of the Company's equity securities to file by specific dates with the Securities and Exchange Commission (the "SEC") reports of ownership and reports of change of ownership of equity securities of the Company. Officers, Directors, and 10% stockholders are required by the SEC to furnish the Company with copies of all
Section 16(a) forms they file. The Company is required to report in this report, any failure of its Directors and executive officers to file by the relevant due date, any of these reports during the Company's fiscal year. To the Company's knowledge, all Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 1996.

LIMITATION ON LIABILITY OF DIRECTORS

         The General Corporation Law of the State of Arizona, under which the Company is organized, was amended in full effective January 1, 1996. Subsequent to such modification of the Arizona Corporate Code, the Company, through resolution of its Board of Directors and approval of its Shareholders at the 1996 Annual Meeting, amended and restated its Articles of Incorporation, providing for the limitation or elimination of potential monetary liability of Directors of the Company to the fullest extent permitted by Arizona law. The Arizona Corporate Code limits or eliminates the liability of a director of a corporation for money damages in any action taken or not taken as a director in all instances except (i) instances where a director receives financial benefits to which he is not entitled; (ii) any intentional infliction of harm on the corporation or its shareholders; (iii) the making of unlawful distributions; and (iv) intentional violations of criminal law.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          In August 1996, Mr. Desjardins lent $1.65 million to the Company pursuant to two promissory notes. The notes contained arm's length terms and conditions and were approved by the disinterested members of the Board of Directors. One note bore interest at a rate of 8-3/4% per annum and the other bore interest at the rate of 10% per annum. All principal and interest have been repaid in full on the notes.

          In 1995, it was determined by management that the regulatory burdens that were imposed on the Company's subsidiary, Comfab, Inc. ("Comfab"), in connection with its role as a government subcontractor, were not reasonable under a cost-benefit analysis. In connection with this assessment, it was also determined that the business of Comfab no longer was completely aligned with the Company's overall strategic plan. Consequently, on November 1, 1995, Desjardins Engineering, a proprietorship owned and operated by Mr. Desjardins purchased the assets of Comfab. The transaction was approved by the independent members of the Board of Directors. In June 1996, Desjardins Engineering sold the assets of Comfab to an unrelated third party for the price of approximately $1,050,000. No gain inured to the benefit of Mr. Desjardins in connection with the sale of Comfab.

          The Board of Directors has a policy that provides that all transactions between the Company and its executive officers, Directors, employees and affiliates are subject to the approval of a majority of disinterested Directors of the Board of Directors and will be on terms that are no less favorable to the Company than those that could be negotiated with unaffiliated parties.

                             EXECUTIVE COMPENSATION

         The following table sets forth the total compensation received by the Company's most highly compensated executive officers whose total remuneration exceeded $100,000 for services rendered in all capacities to the Company during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                                                   LONG TERM
                                                                                                                 COMPENSATION
                                                                                                                   AWARDS
                                                                ANNUAL COMPENSATION                              ---------------
                                                        -------------------------------------------------         SECURITIES
                                                                                           OTHER ANNUAL           UNDERLYING
NAME AND PRINCIPAL POSITION                 YEAR        SALARY(1)         BONUS(2)        COMPENSATION(3)        OPTIONS/SARS(#)
---------------------------                 ----        ---------         --------        ---------------        ---------------
Stanley P. Desjardins ..................     1996         $200,000
Chairman of the Board                        1995          200,000
                                             1994          158,000

Donald W. Townsend .....................     1996          200,000                       Tax Assistance(3)             70,000
President                                    1995          180,000            40,000     Tax Assistance(3)             60,000
                                             1994          108,000                                                     75,000

Bradley P. Forst .......................     1996          140,000                                                     50,000
Vice President, General Counsel,             1995          140,000                                                     56,250
and Secretary(4)

Sean K. Nolen...........................     1996          120,000                                                     25,000
Vice President of Finance, Chief
Financial Officer, and Treasurer(5)

----------

(1) Included as salary are nominal amounts which the Company contributes to the 401(k) accounts of Messrs. Desjardins and Townsend. See "Executive Compensation -- 401(k) Profit Sharing Plan."

(2) The Compensation Committee declared a bonus for Mr. Townsend for services in 1994 and 1995, which was paid in late 1995.

(3) In 1995, the Compensation Committee adopted policies to encourage executive management of the Company to exercise stock options and thereby become equity owners of the Company. In order to exercise such options, members of management were required to sell such underlying shares in the market to provide the funds to pay for the option exercises. Because of the immediate exercise and sale, incentive tax aspects of the options, under relevant IRS rules, were eliminated. Accordingly, taxes on such sales were immediately due and payable. As part of the policy, the Committee determined to pay such taxes for the accounts of the executives. Such payments by the Company were fully deductible as a compensation expense and such amounts did not accrue to the individuals, but were paid to state and federal taxing authorities. The amounts of such tax assistance on behalf of Mr. Townsend were $231,367 and $211,500 for the fiscal years 1995 and 1996, respectively.

(4) Mr. Forst was not employed by the Company for the entire fiscal year 1995. The salary figure contained in the column for 1995 reflects the salary Mr. Forst would have received had he been employed by the Company for the entire year. Mr. Forst's actual salary compensation from the Company for 1995 was $60,000.

(5) Mr. Nolen was not employed by the Company for the entire fiscal year 1996. The salary figure contained in the column for 1996 reflects the salary Mr. Nolen would have received had he been employed by the Company for the entire year. Mr. Nolen's actual salary compensation from the Company for 1996 was $80,000.

EMPLOYMENT AGREEMENTS

              The Company has a five-year employment agreement with Mr. Desjardins. The agreement requires Mr. Desjardins to devote his full time to the Company and provides for compensation of $200,000 annually, subject to annual increases upon the agreement of Mr. Desjardins and the majority of the disinterested members of the Board of Directors. The agreement is renewable annually for prospective one-year terms. The agreement may not be terminated unilaterally by the Company except for cause, which includes absence, disability, or failure of performance as determined by the Board.

          Mr. Desjardins' employment agreement provides that during the term thereof, including renewals, in the event of his resignation or a termination of his employment for any reason following a "change in control" of the Company, the compensation required to be paid by the Company to him under the employment agreement shall continue to be paid as though the agreement had not been terminated. This provision does not apply however to an early termination of the agreement upon Mr. Desjardins' death, termination following a conviction for the willful and intentional commission of a crime, or retirement. A "change of control" under the agreement is deemed to occur when any person acquires, directly or indirectly, beneficial ownership of equity securities of the Company representing in excess of 20% of the outstanding shares of any class, or when any person who has acquired, directly or indirectly, beneficial ownership of equity securities of the Company in excess of 10% of the outstanding shares of any class seeks to nominate and cause to be elected to the Board of Directors any person who has not been nominated for election of the board by the majority of the then incumbent Directors. If Mr. Desjardins dies during the term of his employment, the Company under the agreement shall pay to his estate compensation including any bonus which would otherwise be payable to the time of death and thereafter for a period of three years.

          The Company also has an agreement with Mr. Townsend, under which the Company retains Mr. Townsend under the identical terms as those contained in Mr. Desjardins' employment agreement.

          In addition to the foregoing, the Company has also entered into change of control employment agreements with six key employees and members of executive management, providing for severance pay, the immediate vesting of stock options, and tax assistance payments, in the event of a change in control of the Company. See "Executive Compensation - Stock Option Plans."

STOCK OPTIONS AND BENEFIT PLANS

Stock Option Plans

          In 1992, the Company adopted the 1992 Stock Option Plan. The 1992 Plan provided for the issuance of up to 360,000 shares of the Company's Common Stock pursuant to grants made under the 1992 Plan. In August 1994, the Board of Directors adopted the 1994 Stock Option Plan, which was subsequently approved by the Shareholders of the Company at the Annual Meeting in June 1995. The 1994 Plan currently reserves up to 1,545,000 shares of Common Stock for issuance under the Plan. Through December 31, 1996, a total of 876,250 options had been granted pursuant to the 1994 Plan. The Company is proposing, as part of this Proxy, to increase the number of shares reserved under the 1994 Plan by 955,000, for a total number of shares reserved under such Plan of 2,500,000. See "PROPOSAL NO. 3 - AMENDMENT OF THE COMPANY'S 1994 STOCK OPTION PLAN."

          Except as to the number of shares reserved for issuance under the 1992 Plan and the 1994 Plan, respectively, the provisions, terms and conditions of the two plans, which are hereafter collectively referred to as the "Plans," are substantially the same. The Plans authorize the Company to grant to key employees of the Company (i) incentive stock options to purchase shares of Common Stock, and (ii) non-qualified stock options to purchase shares of Common Stock. The objectives of the Plans are to provide incentives to key employees to achieve financial results aimed at increasing shareholder value and attracting talented individuals to the Company. Although the Plans do not specify what portion of the shares may be awarded in the form of incentive stock options or non-statutory options, a substantially greater number of incentive stock options were and have been awarded under the 1992 Plan and 1994 Plan, respectively, and it is anticipated that a substantially greater number of remaining incentive stock options will be awarded under the 1994 Plan. The incentive stock options are qualified stock options under the Internal Revenue Code. Persons eligible to participate in the Plans are those employees and others of the Company whose performance can have significant effect on the success of the Company.

          The Plans are administered by the Compensation Committee of the Board of Directors, which has the authority to interpret the Plans' provisions, to establish and amend rules for their administration, to determine the types and amounts of awards made pursuant to the Plans, subject to the Plans' limitations, and to approve recommendations made by management of the Company as to who should receive awards. The Compensation Committee of the Board of Directors must consist of disinterested Directors.

          Incentive stock options may be granted under the Plans for terms of up to ten years and at an exercise price at least equal to 100% of the fair market value of the Common Stock as of the date of grant, and 85% of the fair market value in the case of non-statutory options, except that incentive options granted to any person who owns stock possessing more than 10% of the combined voting power of all classes of the Company's stock or of any parent or subsidiary corporation must have an exercise price at least equal to 110% of the fair market value of the Company's Common Stock on the date of grant. The aggregate fair market value, determined as of the time an incentive stock option is granted, of the Common Stock with respect to which incentive stock options are exercisable by an employee for the first time during any calendar year may not exceed $100,000. There is no aggregate dollar limitation on the amount of non-statutory stock options which may be exercisable for the first time by an employee during any calendar year. Payment of the exercise price is to be in cash, although the Compensation Committee may, in its discretion, allow payment in the form of shares of the Company's Common Stock under certain circumstances. Any option granted under the Plans will expire at the time fixed by the Committee, which will not be more than 10 years after the date it is granted. Any employee receiving a grant must remain continuously employed by the Company for a period of twelve months after the date of the grant, as a condition to the exercise of the option. The Compensation Committee may also specify when all or part of an option becomes exercisable, but in the absence of such specification, the option will ordinarily be exercisable in whole or part at any time during its term. In addition, optionees who are Directors or executive officers of the Company may not exercise any portion of an option within six months of the date of grant. Subject to the foregoing, the Compensation Committee may accelerate the exercisability of any option in its discretion.

          The Company may assist optionees in paying the exercise price of options granted under the Plans by either the extension of a loan by the Company for payment by the optionee of the exercise price in installments, or a guarantee by the Company of a loan obtained by the optionee from a third party. The terms of any loan, installment payments or guarantees, including the interest rate and terms of repayment and collateral requirements, if any, shall be determined by the Compensation Committee.

          In addition to the foregoing, the 1994 Plan provides that in the event of a change in control of the Company, that all issued but unvested options become immediately vested and exercisable. The 1994 Plan also provides that in connection with such immediate exercises made by executive officers of the

Company, the Company provide tax assistance to supply the funds necessary for those individuals to pay taxes resulting from the loss of tax incentives due to such accelerated exercises and sales. Any such payments by the Company would be fully deductible as a compensation expense and such amounts would not accrue to the individuals exercising the options, but would be paid to state and federal taxing authorities. See "Executive Compensation - Employment Agreements."

1992 Restricted Stock Plan

          In February 1992, the Company adopted the 1992 Restricted Stock Plan ("Restricted Stock Plan") authorizing the Company to grant to key employees of the Company and other individuals who provide services to the Company the right to purchase up to an aggregate of 19,500 shares of Common Stock at $.01 per share. The Restricted Stock Plan is intended to allow the Company to provide awards of Common Stock to Directors or long-term employees who have provided valuable past services to the Company. The Restricted Stock Plan authorizes disinterested members of the Board of Directors to determine the persons to whom the restricted stock plan will be granted and the terms and conditions and restrictions of such awards. As of the date of this Proxy Statement, 4,500 shares have been issued under the Restricted Stock Plan.

Options Granted under Plans

          In 1996 the Board of Directors approved the recommendation of the Compensation Committee and granted certain incentive stock options under the Plans to key employees. The options granted are exercisable for a total of 212,250 shares under the 1994 Plan. The options granted in fiscal 1997 are disclosed in the section "Security Ownership of Certain Principal Shareholders and Management."

          The following table sets forth information regarding options granted in fiscal 1996 to executive officers named in the Summary Compensation Table:

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               (Individual Grants)

                                                PERCENT OF                                             POTENTIAL REALIZABLE
                              NUMBER OF           TOTAL                                                  VALUE AT ASSUMED
                             SECURITIES          OPTIONS/                                                   ANNUAL RATES
                             UNDERLYING            SARS            EXERCISE                               OF STOCK PRICE
                              OPTIONS/       GRANTED TO            OR BASE                               APPRECIATION FOR
                                SARS        EMPLOYEES IN            PRICE           EXPIRATION            OPTION TERM(1)
NAME                         GRANTED(1)       FISCAL YEAR           ($/SH)             DATE           5%($)          10%($)
----                         ----------       -----------           ------             ----           -----          ------
Donald W. Townsend ......      70,000             20%               $12.75             2006       $1,453,883       $2,315,145
Bradley P. Forst ........      50,000             14%                12.75             2006        1,038,488        1,653,675
Sean K. Nolen............      25,000              7%                16.13             2006          656,691        1,045,706

----------

(1) Calculated from a base price equal to the exercise price of each option, which was the fair market value of the Common Stock on the date of grant. The amounts represent only certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and Common Stock holdings cannot be predicted, and there can be no assurance that the gains set forth on the table will be achieved. Further, the number shown is the gross dollar value of the Common Stock, but does not give effect to the payment of the purchase price to exercise the option, and thus does not represent the net value or net gain, and does not reflect the taxes payable on such gain.

                        FISCAL YEAR END OPTION/SAR VALUES

                                                    NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED IN-THE-MONEY
                                               OPTIONS/SARS AT FISCAL YEAR END        OPTIONS/SARS AT FISCAL YEAR END
                   NAME                          (#)EXERCISABLE/UNEXERCISABLE         ($)(1)EXERCISABLE/UNEXERCISABLE
                   ----                        -------------------------------       --------------------------------
Donald W. Townsend .........................            96,600/70,000                        $240,938/52,500
Bradley P. Forst ...........................            56,250/50,000                           -0-/37500
Sean K. Nolen...............................              -0-/25,000                             -0-/-0-

--------

(1) Calculated by multiplying the number of shares underlying outstanding in-the-money options by the difference between the last sales price of the Company's Common Stock on December 31, 1996 ($13.50 per share) and the exercise prices for both exercisable and unexercisable shares. See also, footnote (2) immediately above.

DEFINED BENEFIT PENSION PLAN

          The Company adopted a non-contributory defined benefit pension plan as of November 1, 1980. To be eligible, participants must have completed six months of continuous service and have attained the age of 21. Benefits are based on the length of service and the participants' final pay (averaged over the five highest consecutive years of his last ten years of participation). The Company makes contributions to the plan based on actuarially-determined amounts. Both Mr. Desjardins and Mr. Townsend are participants in the plan consistent with the normal terms and conditions of the plan.

          The following table sets forth the estimated annual benefits payable on retirement for specified earnings and years of service categories for participants.


                               PENSION PLAN TABLE

                                                            YEARS OF SERVICE(1)
     REMUNERATION               15                   20                     25                     30                   35
     ------------               --                   --                     --                     --                   --
         $50,000              $17,500              $17,500               $17,500                $17,500              $17,500
          75,000               26,250               26,250                26,250                 26,250               26,250
         100,000               35,000               35,000                35,000                 35,000               35,000
         150,000               52,500               52,500                52,500                 52,500               52,500
         200,000               70,000               70,000                70,000                 70,000               70,000

--------------------------

(1) As of December 31, 1996, Mr. Desjardins' and Mr. Townsend's credited years of service are 16 and 11, respectively.

(2) Benefits are calculated on a straight-life annuity basis. The compensation covered by the retirement plan includes all wages and salaries but excludes bonuses. Benefits under the retirement plan are not subject to deduction for Social Security or other offset amounts.

401(k) PROFIT SHARING PLAN

          The Company's 401(k) Profit Sharing Plan (the "PSP") is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. The PSP was adopted effective November 1, 1989. The PSP is administered under a trust, and the Company's Directors are currently serving as its trustees. All employees of the Company who are 21 years or older, including its executive officers, are eligible to participate in the PSP after six months of employment with the Company.

          Under the PSP, participating employees have the right to elect their contributions to the PSP be made from reductions from compensation owed to them by the Company. In addition, the Company at its discretion can make contributions to the PSP of a percentage of a participant's annual compensation. Participating employees are entitled to full distribution of their share of the Company's contributions under the PSP upon death, disability or when they reach retirement age. If their employment is terminated earlier, their share of the Company's contributions will depend on the number of years of employment with the Company. All participating employees have the right to receive 100% of their own contributions to the PSP upon any termination of employment. Apart from the Company's and the employee's contributions, they may receive investment earnings related to the funds in their account under this plan.

EMPLOYEE STOCK PURCHASE PLAN

         At the 1996 Annual Meeting, the Company's Board of Directors and shareholders adopted the Employee Stock Purchase Plan ("ESPP" or "Plan"). The ESPP provides eligible employees with the opportunity to acquire a stock ownership interest in the Company through periodic payroll deductions. The purpose of the Plan is to provide incentive to employees of the Company to perform in a manner which enhances the value of the Company's Common Stock by providing a direct ownership stake in the Company's performance.

         The ESPP reserves 400,000 shares of the Company's Common Stock to be issued to employees eligible to participate in the Plan. Employees of the Company and its subsidiaries are eligible to participate in the Plan following 30 days of continuous service with the Company, provided that such employees work in excess of 20 hours per week and greater than five months per calendar year. The Company, at its discretion, need not include all of its operating subsidiaries in the ESPP.

         Eligible employees invest in the Plan through regular payroll deductions of up to 10% of their gross earnings, deducted net of taxes, for each semi-annual period of participation, provided that no employee may purchase greater than $25,000 worth of the Company's Common Stock in any given calendar year. Payroll deductions are credited to an account established in each participating employee's name and shares of the Company's Common Stock are automatically purchased on behalf of participating employees on the last business day of each semi-annual period of participation at the lesser of (i) 85% of the market price per share of Common Stock on an individual's entry date into the Plan (subject to certain limitations), or (ii) 85% of the market price per share on the semi-annual purchase date.

          The Company commenced operation of the ESPP on October 1, 1996. The Plan provides for semi-annual purchase dates to occur on March 31 and September 30 of each year.

                      REPORT OF THE COMPENSATION COMMITTEE

          The Compensation Committee is comprised of three outside (non-employee) Directors. The compensation of the Company's Chairman and President is set by the Committee and the compensation for other executive officers is set by the Board after consideration of Committee recommendations. The Committee's objectives are first to provide that executive compensation is competitive and second, to align compensation with increases in Shareholders' value.

          In developing policies for fiscal 1996, the Compensation Committee relied upon the report of an independent compensation consulting firm retained in 1995 to provide advice to the Committee with respect to executive compensation. Additionally, in 1996 the Committee instructed the Company's finance department to review publicly filed documents and prepare an analysis of compensation levels in a peer group of companies of similar size, lines of business, and geographic area. Based on these two studies, the Committee, as it did last year, again concluded that cash compensation paid to executive officers was below competitive levels generally. Fiscal 1996 compensation places the Company's executive officers in the lowest quartile range for management in public corporations in related industries or with similar market capitalization.

          Based upon the reports described above, the Committee reiterates its policy that the Company should be competitive in total compensation, and include as a part of total compensation opportunities for equity ownership. The Committee believes that matters to be considered in determining overall compensation should include (i) the level of responsibility, knowledge and experience required, and (ii) competitive factors, which criteria will be reviewed on an annual basis. The Committee also believes that in lieu of, or as a supplement to cash compensation, stock options motivate its employees to serve the Company in a manner that will provide the best overall return to the Company's shareholders, and the Committee seeks to grant stock options to key employees in a manner consistent with such belief. Having reviewed the performance of the Company's executive officers for the fiscal year 1996, the Compensation Committee approved the grant of significant additional stock options to executive officers in 1996. The Committee decided that based on a fiscal 1996 financial results, in lieu of cash compensation, option grants were the preferred form of compensation in the best interests of the Company. The Committee determined to not raise salaries for the Company's officers in 1996. The Committee may recommend increases in mid or late 1997.

          Stock option grants are made pursuant to two methods: (i) discretionary awards, such as those made to segments of the Company whose importance to its overall success is not easily quantifiable by reference to operational data, such as executive management and research and development functions, and (ii) formula-based awards granted at both the Company's corporate and subsidiary levels, awarded upon the achievement of certain defined performance targets or goals. Both methods were utilized by the Committee during the Company's 1996 fiscal year.

          Specifically, in 1996 the Compensation Committee awarded stock options to the President and other executive officers in connection with performance and achievement of objectives for the Company including, record revenues; assimilation of acquired companies and management of significant investments in new product manufacturing capacity; the Company's listing on NYSE; the implementation of an annual strategic planning exercise and report; the adoption of a financial reporting system including monthly subsidiary performance to budget target reviews; broadening of management responsibility for new areas including investor relations, shareholder relations, and regulatory and government relations; and the attainment of additional Company financing through new or amended bank credit facilities, a private placement of debt securities, and efforts made in connection with equity capital offerings.

          In an effort to encourage equity ownership in the Company by its executive officers through the exercise of stock options, in 1996 the Committee adopted a plan to provide such executives with tax assistance in connection with the option exercises which they may make from time to time. Typically, in order to exercise their options, executive officers are required to sell a portion of the shares purchased to provide the funds to pay for the option exercises. Because of the immediate exercise and sale, certain favorable tax aspects of the options under the relevant IRS rules are eliminated. The Compensation Committee determined that to ensure that executive officers of the Company have the incentive to exercise their options, the Company may pay such taxes for the accounts of the executives. Such payments are fully deductible by the Company as a compensation expense. The amounts do not accrue to the executive officers themselves, but are paid directly to state and federal taxing authorities. For fiscal 1996, Mr. Townsend received tax assistance in connection with the exercise of options.

          In 1996, the Committee authorized the purchase of key-man life insurance for six key employees and members of executive management. These policies, purchased in early 1997, provide that in the event of death during the term of employment, a portion of the death benefit proceeds will be paid to the Company and a portion to the employee's designated beneficiary.

          Presently, Stanley Desjardins and Donald Townsend are retained pursuant to employment agreements. In the interest of furthering the Company's ability to attract and retain quality managers, the Compensation Committee also approved agreements which provide for severance pay and the immediate vesting of stock options in the event of a change in control of the Company. Six key employees and members of executive management have such agreements with the Company. The terms of the employment agreements currently in place, including a discussion of changes in control generally, are disclosed herein under the section "EXECUTIVE COMPENSATION -- Employment Agreements."

          This report is submitted by the undersigned members of the Compensation Committee.

                                          Robert D. Olliver
                                          James C. Withers
                                          Scott E. Miller


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The Company's Compensation Committee consists of Messrs. Miller, Olliver and Withers, all of whom are independent disinterested Directors for purposes of administering the stock option plans under SEC Rule 16(b)(3). These individuals do not serve on the Compensation Committees of other corporations.


STOCK PERFORMANCE GRAPH

          The graph on the following page shows the Company's total return to Shareholders compared to three indices over the period from December 31, 1992 (the last day of the fiscal year following the Company's initial public offering), through December 31, 1996, the last day of the most recent fiscal year.

          Due to the fact that it is difficult to find a line of business index or peer group index of comparable companies, the indices were selected to represent (i) the stock market as a whole; and (ii) companies with similar market capitalization to the Company.

          The cumulative total return shown on the Stock Performance Graph indicates historical results only, and is not necessarily indicative of future results. The Performance Graph shall not be deemed incorporated by reference by any general statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934.

                             STOCK PERFORMANCE GRAPH

                Comparison of Five-Year Cumulative Total Return*
                        Simula, Inc., Russell 3000 Index
             Nasdaq Composite Index and the S&P 600 Small Cap Index

                                     [GRAPH]



*Assumes $100 invested in Simula, Inc., Russell 3000 Index, Nasdaq Composite Index and S&P 600 Small Cap Index on December 31, 1992.


                            VALUE OF $100 INVESTMENT

                                   1992      1993      1994      1995      1996
                                   ----      ----      ----      ----      ----
Simula, Inc.                     $100.00   $114.38   $479.23   $599.04   $431.31
Russell 3000 Index               $100.00   $108.14   $105.46   $140.88   $167.91
Nasdaq Composite Index           $100.00   $114.75   $111.08   $155.42   $190.71
S&P 600 Small Cap Index          $100.00   $117.59   $110.74   $142.40   $171.07

                                 PROPOSAL NO. 2.
                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Company's Board of Directors, acting upon the recommendation of its Audit Committee, has selected and is submitting to Shareholders for their confirmation the appointment of Deloitte & Touche, LLP, as auditors for the Company for its current fiscal year ending December 31, 1997. The approval of the Shareholders is being sought because of the importance of independent public accountants in a publicly held corporation. If the Shareholders do not approve the appointment of Deloitte & Touche, the Company's Board of Directors will reconsider its selection of independent accountants.

         For the year ended December 31, 1996, Deloitte & Touche provided audit services to the Company, including examination of the annual consolidated financial statements of the Company, review of unaudited quarterly financial information, assistance and consultation in connection with filing the Company's Reports to the Securities and Exchange Commission ("SEC") on Forms 10-Q and 10-K, registration statements on Forms S-3 and S-8 and other filings with the SEC, and consultation in connection with various audit-related and accounting matters.

         Each year, the Audit Committee will review and approve in advance the scope of the annual audit by the Company's independent accountants. The Audit Committee will also be advised of significant non-audit professional services provided by such accountants to assess whether the rendering of such services would impair the independence of the firm.

         It is intended that the proxies will be voted in favor of ratifying the selection of the Company's independent accountants unless instructions to the contrary are indicated on the accompanying proxy form.


                                 PROPOSAL NO. 3
             PROPOSAL TO AMEND THE COMPANY'S 1994 STOCK OPTION PLAN

          The Company's Board of Directors has approved amendments to the Company's 1994 Stock Option Plan ("1994 Plan") which, if so approved, will increase the number the shares reserved for issuance pursuant to the 1994 Plan by 955,000. For a discussion of the terms of the 1994 Plan, see "Executive Compensation -- Stock Options and Benefit Plans."

          In August 1994, the Company's Board of Directors adopted the 1994 Plan, and the Plan was subsequently approved by the Shareholders of the Company at the 1995 Annual Meeting and amended by the Shareholders at the 1996 Annual Meeting. The current proposal, if approved by the Shareholders, would increase the number of shares reserved for issuance under the 1994 Plan by 955,000.

          The Compensation Committee of the Board of Directors of the Company has determined that in order to continue to compensate the Company's executive officers and key employees at competitive levels, and to provide incentives to such key personnel by providing an equity stake in the Company's performance, it is in the best interests of the Company to continue to award such individuals with stock options. See "Report Of The Compensation Committee" in this Proxy Statement. In order to further the policy of the Compensation Committee, the Board of Directors has determined that the 1994 Plan should be amended to increase the number of shares of the Company's Common Stock reserved and thus available for issuance pursuant to options granted under the Plan.

          Upon approval of the Shareholders, the 1994 Plan will be amended in the foregoing manner pursuant to Section 13 of the Plan.

                                  OTHER MATTERS

          The Company's Board of Directors is not presently aware of any matters to be presented at the meeting other than those described above. However, if other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy on such matters in accordance with their judgment.

SHAREHOLDER PROPOSALS

         Any Shareholder desiring to have a proposal included in the Company's Proxy Statement for its 1998 Annual Meeting must deliver such proposal (which must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934) to the Company's principal executive offices not later January 1, 1998.